Exhibit 99.1

For immediate release	Eric R. Graef
May 9, 2008	Preformed Line Products
(440) 473-9249
PREFORMED LINE PRODUCTS ANNOUNCES FINANCIAL RESULTS
FOR THE QUARTER ENDED MARCH 31, 2008
Mayfield Village, Ohio, May 9, 2008 — Preformed Line Products Company (Nasdaq:PLPC) today reported financial results for the first quarter ended March 31, 2008.
Net income for the quarter ended March 31, 2008 was $2,950,000, or $.54 per diluted share, compared to $3,152,000, or $.58 per diluted share, for the comparable period in 2007.
Net sales for the first quarter increased 14% to $64,703,000 compared to $56,531,000 in the first quarter of 2007.
Currency had a favorable impact on sales and net income for the quarter of $3.1 million and $.1 million, respectively.
Rob Ruhlman, Chairman and Chief Executive Officer, said, “I am pleased with the progress in the integration of the two acquisitions completed in 2007. These acquisitions contributed $6.7 million in sales in this year’s first quarter. Our volume in the U.S. was down primarily as a result of extraordinary sales in the first quarter of 2007 due to ice storms. I am concerned about the uncertainty surrounding the weak domestic economy and the housing market and the impact this will have on our distribution market. However, we continue to see strong performance in the transmission market as a result of the new products we have introduced in recent years. We continue to monitor the pressure on our margins as a consequence of the rising cost of raw material and are implementing price increases during the second quarter.”

Founded in 1947, Preformed Line Products is an international designer and manufacturer of products and systems employed in the construction and maintenance of overhead and underground networks for energy, communications and broadband network companies.
Preformed’s world headquarters are in Cleveland, Ohio, and the Company operates four domestic manufacturing centers located in Rogers, Arkansas, Albuquerque, New Mexico, Albemarle, North Carolina, and Asheville, North Carolina. The Company serves its worldwide market through international operations in Australia, Brazil, Canada, China, England, Mexico, New Zealand, Poland, South Africa, Spain and Thailand.
This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 regarding the Company, including those statements regarding the Company’s and management’s beliefs and expectations concerning the Company’s future performance or anticipated financial results, among others. Except for historical information, the matters discussed in this release are forward-looking statements that involve risks and uncertainties which may cause results to differ materially from those set forth in those statements. Among other things, factors that could cause actual results to differ materially from those expressed in such forward-looking statements include the strength of the economy and demand for the Company’s products, increases in raw material prices, the Company’s ability to identify, complete and integrate acquisitions for profitable growth, and other factors described under the heading “Forward-Looking Statements” in the Company’s Form 10-K filed with the SEC on April 7, 2008. The Form 10-K and the Company’s other filings with the SEC can be found on the SEC’s website at http://www.sec.gov. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

PREFORMED LINE PRODUCTS COMPANY
STATEMENTS OF CONSOLIDATED OPERATIONS
(UNAUDITED)

	Three month periods ended March 31,
In thousands, except per share data	2008	2007

Net sales	$64,703	$56,531
Cost of products sold	44,433	38,204

GROSS PROFIT	20,270	18,327

Costs and expenses
Selling	6,267	5,963
General and administrative	7,760	5,816
Research and engineering	2,234	1,946
Other operating expenses (income) — net	(99)	186
Goodwill impairment	—	199

	16,162	14,110

Royalty income — net	319	381

OPERATING INCOME	4,427	4,598

Other income (expense)
Interest income	223	305
Interest expense	(139)	(165)
Other expense	(2)	(6)

	82	134

INCOME BEFORE INCOME TAXES AND MINORITY INTERESTS	4,509	4,732

Income taxes	1,526	1,580

INCOME BEFORE MINORITY INTERESTS	2,983	3,152

Minority interests	33	—

NET INCOME	$2,950	$3,152

Net income per share — basic	$0.55	$0.59

Net income per share — diluted	$0.54	$0.58

Cash dividends declared per share	$0.20	$0.20

Weighted average number of shares outstanding — basic	5,382	5,360

Weighted average number of shares outstanding — diluted	5,431	5,405

PREFORMED LINE PRODUCTS COMPANY
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	March 31,	December 31,
Thousands of dollars, except share data	2008	2007

ASSETS
Cash and cash equivalents	$21,831	$23,392
Accounts receivable, less allowances of $1,374 ($1,314 in 2007)	42,368	40,482
Inventories — net	51,294	47,050
Deferred income taxes	3,555	3,209
Prepaids and other	4,279	4,542

TOTAL CURRENT ASSETS	123,327	118,675

Property and equipment — net	65,547	62,901
Patents and other intangibles — net	5,734	5,637
Goodwill	4,483	3,928
Deferred income taxes	3,622	4,022
Other assets	8,244	8,703

TOTAL ASSETS	$210,957	$203,866

LIABILITIES AND SHAREHOLDERS’ EQUITY

Notes payable to banks	$3,656	$4,076
Current portion of long-term debt	1,602	1,949
Trade accounts payable	20,848	16,083
Accrued compensation and amounts withheld from employees	7,788	7,309
Accrued expenses and other liabilities	11,043	12,932

TOTAL CURRENT LIABILITIES	44,937	42,349

Long-term debt, less current portion	3,217	3,010
Other noncurrent liabilities and deferred income taxes	8,407	7,882
Minority interests	937	904

SHAREHOLDERS’ EQUITY
Common shares — $2 par value, 15,000,000 shares authorized, 5,379,856 and 5,380,956 outstanding, net of 381,733 and 378,333 treasury shares at par, respectively	10,760	10,762
Paid in capital	2,822	2,720
Retained earnings	142,069	140,339
Accumulated other comprehensive loss	(2,192)	(4,100)

TOTAL SHAREHOLDERS’ EQUITY	153,459	149,721

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$210,957	$203,866